TECHNE CORPORATION DECLARES DIVIDEND


Minneapolis/April 30, 2013/ -- Techne Corporation (NASDAQ:TECH) announced that its Board of Directors has decided to pay a dividend of $0.30 per share for the quarter ended March 31, 2013. The quarterly dividend will be payable May 24, 2013 to all common shareholders of record on May 10, 2013. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three operating subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries, Tocris Holding, Ltd (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of reagents for non-clinical life science research.

Contact:  Greg Melsen, Interim CEO, CFO
          Kathy Backes, Controller
          (612) 379-8854